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                                                                      EXHIBIT 99

   UNION PACIFIC TO REFINANCE $500 MILLION OF CONVERTIBLE PREFERRED SECURITIES

FOR IMMEDIATE RELEASE:

         OMAHA, NEB., JUNE 2, 2003 - Union Pacific Corporation (NYSE: UNP) today announced that it is issuing $500 million of unsecured debt with an average yield of 4.42%. The Company intends to use the proceeds of this issue for general corporate purposes and, in the third quarter of 2003, to refinance $500 million of its remaining $1.0 billion Union Pacific Capital Trust 6 1/4% Convertible Preferred Securities Term Income Deferrable Equity Securities (TIDES).

         Once debt proceeds have been received at settlement, the Company expects to issue an official notice for the redemption of the $500 million of the TIDES to the Trustee, The Bank of New York.

         The TIDES were originally offered on April 1, 1998 at a price of $50 each. TIDES will be redeemed at a price of $50.52, which includes a one percent redemption premium, plus accrued interest up to the actual redemption date. TIDES holders will receive appropriate redemption notices with instructions from the Trustee.

         The offering is being managed by a group of underwriters led by Citigroup, Credit Suisse First Boston and Merrill Lynch and Co.

         ADDITIONAL INFORMATION IS AVAILABLE AT OUR WEBSITE: www.up.com. INVESTORS MAY CALL JENNIFER HAMANN AT 402-271-4227 AND THE MEDIA CONTACT IS KATHRYN BLACKWELL AT 402-271-3753.

         A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND IS EFFECTIVE. THIS ANNOUNCEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL. A PROSPECTUS SUPPLEMENT RELATING TO THE OFFERING MAY BE OBTAINED FROM CITIGROUP GLOBAL MARKETS BY FAXING A REQUEST TO THE ATTENTION OF THE PROSPECTUS DEPARTMENT AT THE FAX NUMBER 718-765-6734.

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         This press release contains statements about the Corporation's future that are not statements of historical fact and are considered forward-looking statements within the meaning of the federal securities laws. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements due to, among other factors, changes in global, political, economic, business, competitive, market and regulatory factors. More detailed information about such factors is contained in the Corporation's filings with the Securities and Exchange Commission.

         Forward-looking statements speak only as of the date the statements were made. The Corporation assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If the Corporation does update one or more forward-looking statements, no inference should be drawn that the Corporation will make additional updates with respect thereto or with respect to other forward-looking statements.

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